EX-99.1

Contact:	Viewpoint:	Investor Relations:
	Ann Charles	212-201-0800
	212-201-0821	ir@viewpoint.com
tyemets@viewpoint.com

Viewpoint Corporation Announces Ticker Change to “ENLV”
NASDAQ Symbol Change to Reflect New Company Name

New York, NY – December 18, 2007 – Viewpoint Corporation (NASDAQ: VWPT), a leading internet marketing technology company, today announced that it will change its NASDAQ stock ticker symbol from VWPT to ENLV to reflect the Company’s name change to Enliven Marketing Technologies Corporation. The stock ticker change will go into effect on January 1, 2008.

ABOUT VIEWPOINT

Viewpoint is a leading Internet Marketing Technology Company, offering Internet marketing and online advertising solutions through a powerful combination of proprietary visualization technology and expertise in the creation, delivery and reporting of Premium Rich Media. Viewpoint's family of brands includes Unicast, the Online Advertising and Technology Group and Springbox, the Digital Marketing Solutions Group. Viewpoint's technology and online advertising solutions are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 140 employees with offices in New York, NY, Los Angeles, CA, Austin, TX and London, England.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, Springbox, and Enliven are trademarks or registered trademarks of Viewpoint Corporation.